                                                                    EXHIBIT 4.33

October 3, 2002

Steelcase Financial Services Ltd.
1 Steelcase Road West
Markham, Ontario
L3R 0T3

Attention: Chief Financial Officer

Dear Sirs:

We refer to the facility agreement dated as of April 5, 2000 between Royal Bank of Canada (the "Bank") and Steelcase Financial Services Ltd. (the "Borrower"), as borrower, as amended by an amending letter agreement dated May 24, 2001, and as further amended by an amending letter agreement dated November 9, 2001, (collectively, the "Facility Agreement") and to the Guarantee dated as of April 5, 2000, as amended by an amending letter agreement dated May 24, 2001, and as further amended by an amending letter agreement dated November 9, 2001, (collectively, the "Guarantee") made by Steelcase Inc. (the "Guarantor") for the benefit of the Bank relating to the indebtedness of the Borrower to the Bank under the Facility Agreement. We confirm our agreement to amend the Facility Agreement, upon and subject to the following terms and conditions.

1.   DEFINITIONS:

     Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Facility Agreement.

2.   FACILITY FEE:

     Section 7 of the Facility Agreement entitled Payment Adjustment is deleted and replaced with a new section 7 entitled Facility Fee providing as follows:

     "Effective for the period from and after October 3, 2002 until the Maturity Date, the Borrower shall pay to the Bank quarterly in arrears a non-refundable facility fee, calculated on a daily basis on the Net Present Value Amount as set forth in Schedule "G", on the basis of the actual number of days elapsed and a year of 365 days, the first payment to be calculated for the period from and including October 3, 2002 to, but excluding, the December 1, 2002 payment date, the second payment to be calculated for the period from and including the December 1, 2002 payment date to, but excluding, the March 1, 2003 payment date, and, thereafter, in the same manner on a quarterly basis, from and including the payment date immediately following the last day of the immediately preceding calculation period to, but excluding, the third payment date next following the payment date upon which the applicable calculation period commenced, until the Maturity Date. Each payment of the facility fee shall be payable within 3 Business Days of receipt by the Company after the expiry of the applicable calculation period of a written notice from the Bank setting out the amount owing and the method of calculation. The payment dates referred to above are the dates that payments are due under the Credit Facility as set forth in Schedule "B".

     The facility fee shall be calculated as the rate (the "Applicable Rate"), expressed in basis points, set out, from time to time, in the following matrix for the level of credit ratings assigned by Moody's Investor Service, Inc., or any successor thereto, (herein "Moody's") and Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, or any successor thereto, (herein "S & P") to the Guarantor's senior unsecured long term debt obligations, provided that in the event of a disparity between the levels of the credit ratings of Moody's and S & P, the Applicable Rate will be determined based on the rate set out for the level immediately higher than the level for the lesser of the credit ratings of Moody's or S & P. Each increase or decrease in the Applicable Rate shall be effective concurrent with the announcement by Moody's or S & P, as the case may be, of the change to the Moody's and/or S & P's credit rating giving rise to such increase or decrease in the Applicable Rate as determined under the matrix..

-----------------------------------------------------------------------------------------------
              S & P/     S & P/           S & P/ Moody's   S & P/      S & P/       S & P/
              Moody's    Moody's          Moody's          Moody's     Moody's      Moody's

              A-/A3      BBB+/Baa1        BBB/Baa2         BBB-/Baa3   BB+/Ba1      BB/Ba2

-----------------------------------------------------------------------------------------------
Applicable    25 basis   50 basis         75 basis         130 basis   220 basis    325 basis
Rate          points     points           points           points      points       points

-----------------------------------------------------------------------------------------------

     The Borrower agrees to provide to the Bank, promptly after the Borrower obtains knowledge of any change in the rating established for the Guarantor by S & P or Moody's, as applicable, a written notice of such change, which notice shall specify the new rating, the date on which such change was publicly announced and such other information with respect to such change as the Bank may reasonably request."

3.   RESTRUCTURE FEE:

     A restructure fee of $10,488.00 is payable by the Borrower upon acceptance of this amending agreement. This fee is non-refundable and is deemed to be earned by the Bank upon acceptance of this amending agreement, to compensate for time, effort and expense incurred by the Bank in approving the amendments to the Credit Facility provided for herein.

4.   EVENTS OF DEFAULT:

     Section 18 of the Facility Agreement entitled Events of Default is amended by adding to Event of Default (l) after the date "May 24, 2001" the following: "as amended by amending letter agreements dated November 9, 2001 and October 3, 2002".

5.   SCHEDULE "D"

     The reference to the "Minimum Interest Coverage Ratio 5.00:1.00" in Schedule "D" to the Facility Agreement is hereby deleted in its entirety.

6.   SCHEDULE "G"

     The attached schedule sets forth Net Present Value Amounts for the Credit Facility after application of each payment on each payment date for the period from October 1, 2002 until the Maturity Date and is hereby incorporated into the Facility Agreement by reference as Schedule "G" thereto and shall hereafter form a part thereof. The Net Present Value Amount set forth for any payment date remains effective until the payment on the next following payment date.

7.   CONSENT:

     The Borrower confirms its agreement with and consents to all the terms and conditions of this amending agreement and to the amendments to the Guarantee made by an amending agreement between the Bank and the Guarantor dated the same date hereof (the "Guarantee Amendment").

8.   CONDITIONS:

     This agreement is conditional upon the receipt by the Bank, in form and substance satisfactory to the Bank:

     (a) prior to the effectiveness hereof, of duly executed copies of this amending agreement and the Guarantee Amendment; and

     (b) subsequent to the effectiveness hereof, of such certificates and resolutions in respect of the Borrower as the Bank may reasonably require and legal opinions of counsel to the Guarantor in respect of the Guarantee Amendment substantially in the form of Exhibits E-1 and E-2 of the Facility Agreement, within 22 days of the date of this amending agreement.

9.   GENERAL:

     (a) The Borrower agrees to take such action and execute and deliver such further documents as shall be reasonably required by the Bank in order to give effect to and carry out the intentions of this amending agreement.

     (b) The Facility Agreement, as amended hereby, is hereby ratified and confirmed and remains in full force and effect, binding upon the parties in accordance with its terms.

     (c) This amending agreement shall be construed in accordance with and be governed by the laws of the Province of Ontario and of Canada applicable therein.

     (d) This amending agreement may be executed and delivered in counterparts, each of which when executed and delivered is an original, but both of which together constitute one and the same agreement. This amending agreement may be delivered, and be binding on the party so delivering, upon the provision of telefaxed execution pages. The party delivering such telefaxed execution pages shall as soon as possible thereafter (and in any event within 5 days) deliver to other party an originally executed copy.

     (e) The date on which this amending agreement becomes effective is the date of acceptance hereof.

Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned by no later than October 17, 2002, failing which this agreement shall be null and void and without effect.

Yours truly,

ROYAL BANK OF CANADA

By:     /s/ B R Baker
    ---------------------
Name/Title:   Barry Baker
              Senior Manager

         We acknowledge and accept the terms and conditions of this amending
         agreement as of the    day of October, 2002.

STEELCASE FINANCIAL SERVICES LTD.

 By:    /s/ Gary P. Malburg
     -------------------------

Name/Title:    Gary P. Malburg / President
            ---------------------------------

Schedule "G" to the Agreement dated as of the 5/th/ day of April, 2000, between Steelcase Financial Ltd., as Borrower, and Royal Bank of Canada, as the Bank, as amended to date.

Payment Date                  Payment Amount          Net Present Value Amount *

1-Oct-02                      $844,195.46             $20,976,356.86
1-Nov-02                      $826,002.30             $20,265,374.92
1-Dec-02                      $816,778.87             $19,559,717.85
1-Jan-03                      $804,924.83             $18,862,045.47
1-Feb-03                      $790,670.77             $18,174,801.59
1-Mar-03                      $789,925.74             $17,484,534.34
1-Apr-03                      $769,838.60             $16,810,569.27
1-May-03                      $766,799.00             $16,135,948.23
1-Jun-03                      $757,274.53             $15,467,152.48
1-Jul-03                      $741,020.00             $14,810,944.03
1-Aug-03                      $721,808.35             $14,170,349.03
1-Sep-03                      $720,314.98             $13,527,734.79
1-Oct-03                      $712,195.17             $12,889,716.70
1-Nov-03                      $705,046.84             $12,255,348.48
1-Dec-03                      $704,607.66             $11,617,940.98
1-Jan-04                      $690,476.68             $10,991,169.34
1-Feb-04                      $649,748.10             $10,401,689.48
1-Mar-04                      $645,568.43             $9,813,156.99
1-Apr-04                      $632,368.15             $9,234,597.65
1-May-04                      $623,282.18             $8,661,951.84
1-Jun-04                      $615,631.20             $8,093,817.01
1-Jul-04                      $601,604.71             $7,536,593.40
1-Aug-04                      $592,280.84             $6,985,638.21
1-Sep-04                      $564,907.88             $6,459,034.92
1-Oct-04                      $552,274.74             $5,942,177.22
1-Nov-04                      $544,368.17             $5,430,391.99
1-Dec-04                      $526,778.87             $4,933,389.77
1-Jan-05                      $496,622.70             $4,463,818.49
1-Feb-05                      $459,499.15             $4,028,795.94
1-Mar-05                      $454,992.08             $3,595,895.09
1-Apr-05                      $443,817.32             $3,171,795.26
1-May-05                      $431,473.66             $2,757,713.61
1-Jun-05                      $410,194.90             $2,362,640.18
1-Jul-05                      $389,012.40             $1,986,582.92
1-Aug-05                      $378,330.11             $1,619,145.91
1-Sep-05                      $366,491.98             $1,261,532.24
1-Oct-05                      $191,433.08             $1,077,016.57
1-Nov-05                      $122,032.60             $960,889.61
1-Dec-05                      $113,241.74             $852,916.74
1-Jan-06                      $112,825.51             $744,768.06
1-Feb-06                      $104,141.53             $644,710.34
1-Mar-06                      $101,502.83             $546,742.67
1-Apr-06                      $99,306.03              $450,434.62
1-May-06                      $87,855.96              $365,048.54
1-Jun-06                      $64,326.67              $302,723.55
1-Jul-06                      $63,139.45              $241,244.04
1-Aug-06                      $62,309.32              $180,257.54
1-Sep-06                      $181,245.95             $         -

*"Net Present Value Amount" is a reference amount only and means the net present value, based on the Interest Rate of 6.58% divided by 12, of the cash flows set forth in the above Payment Amount Column.